UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2011

REDtone Asia, Inc.

(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-129388 (Commission File Number)	71-098116 (I.R.S. Employer Identification No.)

Room 1602, Aitken Vanson Centre, 61 Hoi Yuen Rd., Kwun Tong, Hong Kong

(Address of principal executive offices, including zip code)

(852) 2270-0688

 (Registrant’s telephone number, including area code)

Hotgate Technology, Inc.

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a

        12(b))

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

        (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

        (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 11, 2011, through its wholly-subsidiary Shanghai Hongsheng Net Telecommunications Company Limited ("REDtone China"), closed the transaction announced on March 7, 2011 and entered into a share sales agreement (“SSA”) with Shanghai QianYue Information Technology Co., Ltd. ("QIT") for the acquisition of the entire paid-up capital of Shanghai QianYue Business Administration Co., Ltd. ("QBA"), amounting to RMB 10 million, for a cash consideration of RMB 7.9 million. QBA is an established prepaid shopping-card issuer in Shanghai known as “VeryPass”.

The salient terms and conditions of the SSA are:

       1.    The purchase consideration will be paid in 3 tranches – RMB200,000 earnest deposit paid upon signing the term sheet, RMB2.8 million within 3 days after date of SSA and the balance upon completion of shares transfer.

   2.     The net book value of QBA's fixed assets (inclusive of software) must be at least RMB 1.2 million;

   3.    All of the liabilities/obligations that existed or occurred on or before the completion date shall be fully undertaken by QIT.

   4.    The cut-off date for transferring the QBA operations to REDtone China is on April 1, 2011 (“Cut-off Date”).

   5.    QIT will not engage in any similar business as QBA within 2 years from the date of SSA.

   6.   QIT has the right to the cash balance after deducting designated card payment obligation and all liabilities as at the Cut-off Date.

Item 9.01 Exhibits

The Share Sales Agreement is attached hereto as Exhibit 2.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDtone Asia, Inc.

By:	/s/ Chuan Beng Wei
Name: Chuan Beng Wei
Dated: April 19, 2011	Title: Chief Executive Officer